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                                                                  Exhibit 10.28


                          SUBORDINATED PROMISSORY NOTE
                                January 17, 2001


$1,500,000                                                 San Diego, California


         FOR VALUE RECEIVED, the undersigned, Maxwell Technologies, Inc., a Delaware corporation, ("Maker") hereby promises to pay to the order of Carl Eibl, an individual, ("Holder") at his office located at 9244 Balboa Avenue, San Diego, California 92123, or such other place as Holder may designate in writing from time to time, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000), on the terms and conditions of this Subordinated Promissory Note ("Note").

         This Note reflects a short-term loan from Holder to Maker to assist Maker in meeting its financial obligations during the remaining term of that certain Amended and Restated Credit Agreement dated as of October 24, 2000, as subsequently amended, (the "Credit Agreement") between Maker, as borrower, and Sanwa Bank California, as lender ("Sanwa Bank") and is intended to be fully subordinate to the rights of Sanwa Bank under the Credit Agreement and related loan documents. Holder has obtained the funds representing the principal hereunder pursuant to borrowings for which the interest rate is based on minimum thirty (30) day periods for the borrowings to be outstanding, and the first such 30-day period commences on the date of this Note. Accordingly, the entire principal amount of this Note shall be due and payable at the end of the first such 30-day period that ends after Sanwa Bank has been paid all amounts owed to it under the Credit Agreement and related loan documents. No prepayment of principal is permitted under this Note.

         Interest shall accrue on the unpaid principal of this Note at the rate of 11% per annum. Accrued interest shall be due and payable on the last day of each 30-day period described in the preceding paragraph but only if no event of default has occurred and is continuing under the Credit Agreement. If such an event of default has occurred and is continuing at the time interest is due to be paid hereunder, such interest payment shall not be due and payable at that time and interest shall continue to accrue hereunder until the next interest payment date on which no such event of default has occurred and is continuing.

         Maker agrees to reimburse Holder for any costs incurred by Holder in seeking collection of amounts due hereunder, including, but not limited to, reasonable attorneys' fees, costs and expenses. Maker waives presentment; demand; notice of protest and non-payment; notice of costs, expenses or losses and interest; and diligence in taking any action to collect any sums owing under this Note.

         This Note is made in the State of California, and the law of California shall apply to the interpretation of the terms and conditions of this Note.

         IN WITNESS WHEREOF, this Note is executed on the date first above written.

                                            Maxwell Technologies, Inc.


                                            By /s/ Vickie L. Capps
                                               ---------------------------------
                                                   Vickie L. Capps
                                                   Chief Financial Officer